Exhibit 99.1

Dominari Holdings Investment, American Data Centers, Becomes American Bitcoin in Transformative Bitcoin Mining Deal with Hut 8

Dominari Executing Expansion Strategy with Investment in Industrial Scale Bitcoin Mining and Bitcoin Reserve Development

New York City/PRNewswire/March 31, 2025, Dominari Holdings Inc. (Nasdaq: DOMH) today announced that American Data Centers Inc. (“ADC”) and Hut 8 Corp, (“Hut”) partnered to form American Bitcoin Corporation. As previously announced, ADC was a wholly owned subsidiary of Dominari, but became an independent company, whose members include Donald J. Trump Jr., Eric Trump, Dominari and other industry professionals in the AI space. In partnership with Hut, American Bitcoin Corp., will focus on industrial-scale bitcoin mining and strategic bitcoin reserve development and monetization.

Key Terms of the Transaction with Hut

As set forth in Dominari’s Form 8-K filed on March 31, 2025, Dominari completed its first strategic initiative under the guidance and support of its Board of Advisors. The launch of American Bitcoin follows the strategic contribution of substantially all of Hut’s ASIC miners to American Data Centers, in exchange for a majority interest. In connection with the transaction, American Data Centers was subsequently renamed and relaunched as American Bitcoin. In addition, Hut and American Bitcoin also entered into definitive agreements providing for Hut and its personnel to provide day-to-day commercial and operational management services and ASIC colocation services to American Bitcoin. As a result of the transactions, all Bitcoin mining operations previously reported under Hut’s “Compute” segment as Bitcoin Mining, will now operate under the American Bitcoin brand. Dominari Board of Advisors member, Eric Trump, is the Co-Founder and Chief Strategy Officer of American Bitcoin.

American Bitcoin aims to become the world’s largest, most efficient pure-play bitcoin miner while building a robust strategic bitcoin reserve. The transaction combines Hut’s proven mining operations, cost-efficient infrastructure development capabilities, and disciplined approach to capital allocation, with Eric Trump’s commercial acumen, capital markets expertise, and commitment to positioning the United States as a global leader in the advancement of decentralized financial systems.

Impact on Dominari Shareholders

The transaction represents significant shareholder value creation for Dominari. In a relatively short period of time, Dominari management and members of our Board of Advisors, created substantial value for Dominari by securing an ownership interest in American Bitcoin. Through its interest in American Bitcoin, Dominari shareholders receive the value tied to the ownership of over One Hundred Million ($100,000,000.00) Dollars of revenue producing bitcoin mining machines. Those mining machines are being operated by one of the leading publicly traded bitcoin companies, now coupled with the wisdom and guidance of Mr. Eric Trump, who Dominari believes is one of the foremost thought leaders in crypto currencies.

Mr. Kyle Wool, President of Dominari Holdings, commented “We are grateful to our Board of Advisors who were materially involved in effectuating the transaction with Hut, often taking the lead in negotiations, secondary introductions, and legal support. On behalf of Dominari, we are grateful for the work of all our advisors on this deal and especially Mr. Eric Trump who led the negotiations on behalf of ADC. This transaction is a significant milestone in our strategic vision to evolve into a dynamic holding company by investing in emerging technologies that drive innovation and create long-term value for our shareholders. American Bitcoin leverages Hut’s world-class operational expertise to develop large-scale bitcoin mining operations and position American Bitcoin as an industry leader.”

Anthony Hayes, CEO of Dominari Holdings stated, “On a broader level for Dominari shareholders, this transaction represents substantive progress in Dominari’s effort to create shareholder value by incubating these unique and compelling opportunities in the ever-evolving American technology sector. We are using the resources of our wholly owned full-service broker dealer, Dominari Securities, to help structure these exciting opportunities to make them attractive to both the private and public markets. We are marrying the expertise of Dominari’s broker dealer, the investment bank, and the resources of the holding company to bring new technologies to market, that we then intend to share with our shareholders in the form of dividends.”

For additional information about Dominari Holdings Inc., please visit: https://www.dominariholdings.com/

About Dominari Holdings Inc.

The Company is a holding company that, through its various subsidiaries, is currently engaged in wealth management, investment banking, sales and trading and asset management. In addition to capital investment, Dominari provides management support to the executive teams of its subsidiaries, helping them to operate efficiently and reduce cost under a streamlined infrastructure. In addition to organic growth, the Company seeks opportunities outside of its current business to enhance stockholder value, including in the AI and Data Center sectors.

Dominari Securities LLC's Mission Statement:

Dominari Securities LLC, a principal subsidiary of Dominari Holdings Inc., is a dynamic, forward-thinking financial services company that seeks to create wealth for all stakeholders by capitalizing on emerging trends in the financial services sector and identifying early-stage future opportunities that are expected to generate a high rate of return for investors.

Securities Brokerage and Registered Investment Adviser Services are offered through Dominari Securities LLC, a Member of FINRA, MSRB and SIPC. Securities brokerage, investment adviser and other non-bank deposit investments are not FDIC insured and may lose some or all of the principal invested. You can check the background of Dominari Securities and its registered investment professionals and review its SEC Form CRS on FINRA's BrokerCheck site at https://brokercheck.finra.org. Information for Dominari Securities LLC and its registered investment professionals as well as its SEC Form CRS may also be found on FINRA's BrokerCheck site.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company's filings with the SEC, which include but are not limited to the Risk Factors set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2022 relating to its business. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Dominari Holdings Inc.

https://www.dominariholdings.com/

Investor Relations

Hayden IR

Brett Maas, Managing Partner

Phone: (646) 536-7331

Email: brett@haydenir.com

www.haydenir.com